Exhibit 23(i)
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                 Independent Auditors' Consent





The Board of Directors
Westinghouse Electric Corporation:

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 33-60249, 333-34029, 333-37019 and 333-38367) of Ingersoll-Rand Company of our report dated January 29, 1997, with respect to the combined balance sheets of Thermo King (a unit of Westinghouse Electric Corporation) as of December 31, 1996 and 1995 and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Ingersoll-Rand Company dated November 3, 1997.


Minneapolis, Minnesota
October 31, 1997                   /S/ KPMG Peat Marwick LLP